Conformed



           UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                       Washington, D. C.  20549

                               Form 8-K



                            CURRENT REPORT



                Pursuant to Section 13 or 15(d) of the
                    Securities Exchange Act of 1934



Date of Report (date of earliest event reported) January 28, 1997



                      Beneficial Corporation
        (Exact name of registrant as specified in its charter)



        Delaware                1-1177             51-0003820
(State or other jurisdic-    (Commission         (IRS Employer
tion of incorporation)       File Number)     Identification No.)


301 North Walnut Street, Wilmington, Delaware           19801
(Address of principal executive offices)             (Zip Code)


Registrant's telephone number, including area code (302)425-2500


                            No Change
     (Former name or former address, if changed since last report)



Item 5.  Other Events.

          The following is the text of a press release of Beneficial Corporation, issued on January 28, 1997:


BENEFICIAL CORPORATION REPORTS HIGHER FOURTH-QUARTER NET INCOME
     ALL- TIME RECORD QUARTERLY MANAGED RECEIVABLES GROWTH
                         OF OVER $1.2 BILLION

     - Quarter Net Earnings Rise to $0.40 Per Share, from Depressed 1995 Level of $.10 Per Share, Despite Burden of
              Up-Front Reserve Additions on Huge Receivables Gain -

      - Full-Year Net Income Increases 87% to New Record Level of
    $281.0 million, as Managed Receivables Increase a Record $2.3 billion -



January 28, 1997

WILMINGTON, Del. -- Beneficial Corporation (NYSE: BNL) today reported net income of $23.3 million, or $0.40 per share, for the fourth quarter of 1996, compared to earnings of $6.9 million, or $0.10 per share, in the fourth quarter of 1995. 1995 results were burdened by $25 million in aftertax charges, or $0.47 per share, for possible credit losses at the Company's German consumer banking subsidiary, and a $5.9 million aftertax charge, or $0.11 per share, for employee severance and other expenses related to an expense-reduction program. Before the restructuring charge and German credit losses, fourth-quarter operating earnings per share in 1995 were $0.68.

Fourth-quarter 1996 results were reduced by an unusually large up-front loan loss provision, resulting from higher net chargeoffs and the quarter's all-time record managed receivables growth of over $1.2 billion, reflecting Beneficial's conservative loan loss reserving methodology. In total, the loan loss provision for the fourth quarter increased 34% to $143.1 million from $106.8 million in the fourth quarter of 1995 (excluding the previously mentioned German charge), as Beneficial added almost $48 million to the balance of the loan loss reserve during the fourth quarter.

Fourth-quarter 1996 results were also reduced by more than $13 million in start-up costs and incremental data processing expenses related mainly to the private-label credit card relationships with Kmart and PriceCostco. The quarter benefited from approximately $8 million of additional foreign tax credit utilization, reflecting a revised methodology for calculating foreign tax credit limitations, which produced a significantly reduced effective tax rate for the quarter and the full year. This election could also provide future benefits by enhancing the Company's ability to more effectively utilize the foreign tax credits it generates each year.

For the full year, net income increased 87% to a record $281.0 million from $150.5 million in 1995. Comparable earnings per share also increased 87% to $5.08 from $2.72 a year earlier. In addition to the fourth-quarter provisions, 1995 full-year profits were also reduced by a $38 million net aftertax ($0.71 per share) provision for the Refund Anticipation Loan (RAL) business resulting from unanticipated changes in IRS tax refund procedures during the first quarter of that year. Conversely, 1996 saw a dramatic resurgence in RAL results, including strong collections on amounts charged off during 1995.

Finn M. W. Caspersen, chairman and chief executive officer, commented, "1996 was a year of significant improvement for Beneficial. In particular, we are very pleased to report record earnings for the year. Moreover, the record level of receivables growth for the full year, especially the more than $1.2 billion in managed receivables growth recorded during the recently-concluded fourth quarter, bode well for strong profitability in 1997. It is noteworthy that fourth-quarter receivables growth was marked by a resurgence in internally generated loan growth in the North American loan office system, along with continued strong growth at Beneficial National Bank USA (BNB USA), our private-label credit card bank.

"Beneficial's outlook continues to be quite favorable. We expect to report another record year in 1997 and we are more optimistic than ever about our longer-term prospects."

For the fourth quarter, managed receivables grew a record $1,228 million, up from the previous record of $862 million achieved during the fourth quarter of 1995. Managed receivables outstanding ended 1996 at $16.9 billion, representing a record $2.3 billion, or 16%, increase for the full year compared to 1995's gain of $1.6 billion, and 1994's previous record gain of $1.7 billion. Since 1988, Beneficial has achieved compound growth in managed receivables of over 12% annually.

Owned receivables increased an even more significant $1,490 million for the fourth quarter, up from a gain of $1,013 million in the fourth quarter of 1995. For the full year, owned receivables increased a more modest $1,256 million, reflecting two large securitizations of home equity loans totaling $1.9 billion during the year.

Fourth-quarter net chargeoffs increased 42% to $98.7 million from $69.6 million in the fourth quarter of 1995. As an annualized percentage of average owned receivables, net chargeoffs rose to 2.75% from 2.09% a year earlier. On the basis of managed receivables outstanding, net chargeoffs rose to 2.37% of receivables from 1.92% in the fourth quarter of 1995. Higher losses reflect the growing proportion of unsecured loans in the overall portfolio, as well as the continuing expected maturing of the large BNB USA private-label credit card portfolio, and higher net chargeoffs on the high-yielding unsecured loan portfolio. Beneficial's unsecured loan portfolios have felt the impact of the significantly higher incidence of consumer bankruptcy in North America during 1996. In total, unsecured loan portfolios represent 50% of total managed receivables outstanding at year-end, up from 46% at the end of 1995.

For the full year, net chargeoffs increased 51% to $316.9 million from $209.4 million in 1995, and to 2.26% from 1.64% as a percentage of average receivables owned. On a managed receivables basis, net chargeoffs for the full year rose to 2.01% from 1.50% in 1995.

Total loan delinquency at year-end was somewhat higher than the year-ago level, but declined noticeably from the level at September 30, 1996. All owned loan and sales finance balances delinquent two months and greater on a contractual basis increased to 3.38% from 2.98% at the end of 1995, but declined from 4.03% at September 30, 1996. Including securitized receivables, and examining delinquency of all managed receivables, reveals a similar pattern of 3.20% at year-end compared to 2.97% a year earlier and 3.71% at September 30, 1996.

At December 31, 1996, the allowance for credit losses was $498.2 million, or 3.40% of outstanding receivables, compared to $406.1 million, or 3.03% of receivables at the end of 1995. At September 30, 1996, the loan loss reserve was $450.6 million, or 3.42% of receivables. Accordingly, during the fourth quarter the reserve balance was increased by $47.6 million, and for the full year by $92.1 million. At the year-end level the reserve remains conservative, both on an absolute basis and relative to net chargeoffs, covering 1996 net chargeoffs 1.57 times, a conservative ratio compared to many others in the consumer lending industry.

Beneficial Corporation is a $17 billion, New York Stock Exchange-listed financial services holding company. Subsidiaries of the Company provide financial services through their various consumer-finance, credit-card, banking and insurance operations located throughout the United States, Canada, the United Kingdom, Ireland, and Germany.













                               SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   BENEFICIAL CORPORATION
                                        (Registrant)

                              By /s/ Samuel F. McMillan
                                 Samuel F. McMillan
                                 Senior Vice President
                                   and Treasurer


Dated:  January 28, 1997